December 13, 2019

Alicia Grande
Chief Financial Officer
CATALYST PHARMACEUTICALS, INC.
355 Alhambra Circle
Suite 1250
Coral Gables, FL 33134

       Re: CATALYST PHARMACEUTICALS, INC.
           Form 10-K filed March 18, 2019
           File No. 001-33057

Dear Ms. Grande:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Life
Sciences